EXHIBIT 99.1



NASDAQ - AMEX



By Facsimile and First Class Mail
---------------------------------




May 23, 2000


Mr. Steven M. Saferin
Chief Executive Officer
MDI Entertainment, Inc,
201 Ann Street
Hartford, CT 06103

Re:  MDI ENTERTAINMENT, INC. (the "Company")

Dear Mr. Saferin:

We are pleased to inform you that, based on the information provided by the Company and its agreement to the conditions outlined in The Nasdaq SmallCap Market Listing Agreement for initial inclusion, Staff has conditionally approved the Company's request for listing its securities on The Nasdaq SmallCap Market. We have reserved LTRY as the trading symbol for the Company's Common Stock.

Since our approval is based upon information provided to us by the Company or filed by the Company with the SEC, you should notify us promptly of any material change to such information. Please note that this approval is conditioned upon the Company's continued compliance with all Nasdaq criteria for initial listing at the time of listing on The Nasdaq SmallCap Market- Should the Company fail to comply with any of the qualification requirements for initial listing on The Nasdaq SmallCap Market, Staff may rescind their conditional approval of the Company's application to trade its securities on Nasdaq.

We estimate that the balance of the entry fee for your Company's inclusion in The Nasdaq SmallCap Market is $0.00. Please make your check payable to The Nasdaq Stock Market, Inc. and forward it to my attention. Shortly after trading commences, the Company will be billed for the annual fee, on a pro-rated basis. This bill will also include any adjustments to the entry fee, to reflect any change in the number of shares outstanding.

Pursuant to your Company's impending listing on the Nasdaq Stock Market, we have enclosed a copy of the Marketplace Rules which references the continued listing requirements and applicable fees for all current Nasdaq issuers. In addition, we have enclosed a bulletin addressing Nasdaq's Listing of Additional Shares (LAS) program.

Should you have any questions regarding Nasdaq's continued listing requirements, please contact your Nasdaq Retention Analyst, Randy Genau, at (301) 978-8049. If you have any other questions regarding your pending application or Nasdaq's initial listing requirements, please call me at (301) 978-8019.

Sincerely,

/s/ Alan E. Rowland

Alan E. Rowland
Listing Analyst

Nasdaq Listing Qualifications

Enclosures